AMENDMENT TO LETTER OF INTENT

This Amendment to Letter of Intent (the “Amendment”) is made and entered into as of August 18, 2009 by and between Galen Capital Corporation (“Galen”) and UKARMA Corporation (“UKARMA”).

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Letter of Intent (“LOI”) entered into on June 11, 2009 by Galen and UKARMA (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the LOI, the Parties agreed to certain terms and conditions pursuant to which Galen will effect a “going public” transaction with UKARMA; and

WHEREAS, pursuant to this Amendment, the Parties agreed to amend certain terms and conditions of the “going public” transaction.

AGREEMENT

NOW, THEREFORE, in consideration of foregoing premises, ARTICLE ONE of the LOI is hereby deleted in its entirety and the following ARTICLE ONE is substituted in lieu hereof:

1. The Transaction.  UKARMA or a wholly owned subsidiary of UKARMA will acquire all of the outstanding shares of stock of Galen in exchange for the issuance of 95.00% of the outstanding shares of common stock of UKARMA and $275,000 cash paid at closing (the “Transaction”); provided however, that $50,000 of the $275,000 cash fee shall be wire transferred to UKARMA as a deposit within 5 business days after execution of this LOI, and that $25,000 of the $275,000 cash fee shall be wired transferred to UKARMA as a progress payment by August 31, 2009, which shall offset the balance of the $275,000 cash fee due at  the closing of the Transaction (“Closing”).  The deposit and progress payment shall be refunded to Galen if UKARMA cannot or will not close the Transaction in accordance with this LOI despite Galen’s willingness to do so.  If the Closing of the Transaction does not occur on or prior to September 30, 2009 due to a delay on the part of Galen (e.g., failure of Galen to complete its financial audit by such date), Galen shall make a wire transfer payment to UKARMA on September 30, 2009 (instead of at the Closing)of $200,000 which shall constitute the balance of the $275,000 cash fee ..  UKARMA will, as of the date above of and at the Closing, be a SEC reporting company with its shares publicly-traded.  At Closing, UKARMA will have no material assets or liabilities, contingent or otherwise, will be current on all tax obligations, and will have had no material changes to its business or financial condition.  Upon the consummation of the Transaction and through the issuance of Common Stock, Galen’s current stockholders will, collectively, beneficially own and control 95.00% of the total issued and outstanding common stock of UKARMA, with UKARMA’s current stock holders retaining an aggregate ownership interest equal to 5% of the common stock outstanding after the close of the Transaction.  After the Transaction, there will be 35.0-40.0 million shares outstanding with current UKARMA stockholders holding 1.75-2.0 million and with Galen stockholders holding 33.25-38.0 million.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to be duly executed by its representative thereunto duly authorized as of the day and year first written above.

Galen Capital Corporation

By: /s/ William P. Danielczyk______
Name:  William P. Danielczyk
Title:    Chairman

UKARMA Corporation

By: /s/ Bill Glaser________________
Name:  Bill Glaser
Title:    Chief Executive Officer